Exhibit 10.7

August 23, 2023

Aaron Ondrey
OndreyA@Mirati.com

Subject: Position and Compensation Adjustment

Dear Aaron:

The purpose of this letter is to confirm the changes to your position and compensation as discussed. In connection with your appointment as Interim Chief Financial Officer (“CFO”) effective September 8, 2023, your annualized base salary is increased to $450,000.

Additionally, you will be eligible for the benefits provided by the Mirati Executive Severance Plan for the duration of your service in the role of Interim CFO and for a period of 90 days thereafter. All other terms and conditions of your employment remain unchanged, including your current annual bonus target which is 40% of your base salary.

The Board is also providing you with a Retention Award valued at $600,000 and delivered 50% in cash and 50% in restricted stock units (“RSUs”) to be granted on September 8, 2023 (“Grant Date”). The number of RSUs granted will be calculated by dividing $300,000 by the closing market price of MRTX on the grant date. The Retention Award will vest and be payable in full on the earlier of (i) 90 days following commencement of employment of a permanent CFO, or (ii) your involuntary termination of employment (not for Cause) (the “Vesting Date”). In the event you voluntarily resign or are involuntarily terminated for Cause prior to the Vesting Date, the Retention Award will be forfeited.

Aaron, on behalf of the Board and the entire ELT, thank you for your continued dedication and commitment to Mirati.

/s/ Aaron Ondrey
Aaron Ondrey

/s/ Michael E. Paolucci
Michael E. Paolucci
EVP, Chief People Officer Mirati Therapeutics, Inc.